PRESS RELEASE

Media Contact:

Scuzscon Walker
Verticalnet, Inc.
Ph: 610-695-2301
swalker@verticalnet.com

Verticalnet Appeals Delisting Notification

from Nasdaq

MALVERN, PA - April 2, 2007 – Verticalnet, Inc. (NASDAQ: VERT) announced today that on March 27, 2007, it received a Nasdaq Staff determination letter stating that the Company failed to comply with Nasdaq’s minimum bid price requirement of $1.00 per share for continued listing of the Company’s common stock on The Nasdaq Capital Market as set forth in Marketplace Rule 4310(c)(4). In addition, the determination letter states that the Company was not eligible for an additional 180 day compliance period because it did not meet the $5 million minimum stockholders’ equity and the $5 million minimum market value of listed shares initial inclusion criteria set forth in Marketplace Rule 4310(c). As a result, the Company’s common stock is subject to delisting from The Nasdaq Capital Market on April 5, 2007. Following procedures set forth in the Nasdaq Marketplace Rule 4800 Series, the Company requested a hearing before a Nasdaq Listing Qualifications Panel to appeal the Staff determination. The hearing request is expected to stay the delisting of the Company’s common stock, allowing the Company’s common stock to continue to trade on The Nasdaq Capital Market pending the Panel’s decision.

There can be no assurance that the Panel will grant the Company’s request for continued listing.

About Verticalnet

Verticalnet is a leading provider of on-demand supply management solutions that enable companies to identify and realize sustained value across the supply management lifecycle. Going beyond traditional spend management and sourcing approaches, Verticalnet’s solutions provide the visibility, insight and process control required to maximize the sustained value realization from supply management. Large enough to help customers attain supply management success worldwide, yet nimble enough to provide individual attention and remain focused on customer priorities, Verticalnet is helping leading Global 2000 companies and mid-market enterprises move their supply management efforts to the next level through an optimal blend of software, comprehensive services, and deep category knowledge and domain expertise.

To learn more, please visit us at www.verticalnet.com.

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Verticalnet is a registered trademark or a trademark in the United States and other countries of
Vert Tech LLC